EXHIBIT 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in this Registration Statement on Form S-1 of our reports dated February 25, 2004 relating to the financial statements and financial statement schedules of MetroPCS, Inc., which appear in such Registration Statement. We also consent to the references to us under the headings “Experts” and “Selected Financial Data” in such Registration Statement.

PricewaterhouseCoopers LLP

Dallas, Texas

March 23, 2004